Exhibit 21
SUBSIDIARIES OF REGISTRANT

Name	State/Country of
Incorporation
1. Cerner BeyondNow, Inc.	Kansas

2. Cerner Campus Redevelopment Corporation	Missouri

3. Cerner Canada Limited	Delaware

4. Cerner Chile Limitada	Chile

5. Cerner Corporation PTY Limited	New South Wales (Australia)

6. Cerner Deutschland GmbH	Germany

7. Cerner DHT, Inc.	Delaware

8. Cerner France SAS	France

9. Cerner Galt, Inc.	Delaware

10. Cerner Healthcare Solutions, Inc.	Delaware

11. Cerner Healthcare Solutions Private Limited	India

12. Cerner Health Connections, Inc.	Delaware

13. Cerner Iberia, S.L.	Spain

14. Cerner Innovation, Inc.	Delaware

15. Cerner International, Inc.	Delaware

16. Cerner Investment Corp.	Nevada

17. Cerner Ireland Limited	Ireland

18. Cerner Limited	United Kingdom

19. Cerner Lingologix, Inc.	Delaware

20. Cerner Middle East FZ-LLC	Emirate of Dubai, UAE

21. Cerner Middle East, Ltd.	Cayman Islands

22. Cerner Multum, Inc.	Delaware

23. Cerner Project IMPACT, Inc.	Delaware

24. Cerner Properties, Inc.	Delaware

25. Cerner Singapore Limited	Delaware

Name	State/Country of
Incorporation
26. Cerner (Malaysia) SDN BHD	Malaysia

27. The Health Exchange, Inc.	Missouri

28. Rockcreek Aviation, Inc.	Delaware